  Exhibit 99.1

Dynatronics Corporation Provides Preliminary Third Quarter 2020 Sales And Withdraws Fiscal Year 2020 Outlook Due To COVID-19 Impact

Eagan, Minnesota (April 2, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced preliminary unaudited net sales for the fiscal third quarter ended March 31, 2020 and is also withdrawing its previously issued financial guidance issued February 11, 2020.  In addition, Dynatronics provided an update on the actions it is taking in response to the COVID-19 pandemic.

Third Quarter 2020 Update

Preliminary unaudited third quarter 2020 net sales are expected to be in the range of $13.6 million to $13.9 million, a 5%-7% decrease compared to $14.6 million in the third quarter of 2019.  The decrease in net sales is due to an expected decline in sales of physical therapy and rehabilitation products as well as an immediate decline caused by the COVID-19 stay-at-home policies and restrictions.

2020 Financial Guidance

Due to the everchanging environment and continued uncertainties resulting from the impact of COVID-19, Dynatronics is withdrawing its previously announced sales guidance for fiscal year 2020, which was issued on February 11, 2020.  Although Dynatronics cannot forecast the breadth or depth of the impact that the COVID-19 virus will have on its operations at this time, the Company believes that as local and state governments continue to place holds on elective procedures, Dynatronics’ sales and gross profits will be negatively impacted in the fourth quarter ending June 30, 2020. Dynatronics has put in place processes and procedures to reduce selling, general and administrative expenses intended to lessen the extent of any losses.

COVID-19 Updates

“During this uncertain and challenging time, we have implemented numerous guidelines and redundancies to promote employee health and wellness in order to meet our obligations as a manufacturer and infrastructure provider,” said Brian Baker, CEO and President of Dynatronics. “As a medical device company that addresses the health and safety of patients, we recognize and appreciate the measures service providers, first responders and healthcare professionals are taking on a daily basis and we thank them for their life-saving actions.”

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our financial guidance, including uncertainties involving the impact of the COVID-19 pandemic on the Company’s results of operations and financial condition, our expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which was filed on September 25, 2019. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.